Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
June 1, 2016		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2016 RESULTS

Minneapolis, MN, June 1, 2016 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended April 3, 2016. Sales of $414.0 million for fiscal 2016 represented an increase of $50.0 million, or 13.7%, from $364.0 million for the prior fiscal year. Adjusted net income was $20.7 million, or $1.96 per diluted share, for fiscal 2016, compared to net income of $19.2 million, or $1.81 per diluted share, for fiscal 2015. Our fiscal year ended April 3, 2016 was a 53-week year, while our fiscal year ended March 29, 2015 was a 52-week year. Adjusted net income for fiscal 2016 excludes pre-tax expenses of $3.3 million (approximately $2.5 million after tax, or $0.24 per diluted share) related to our acquisition of Stauber Performance Ingredients ("Stauber") during the third quarter of fiscal 2016. Including the after-tax impact of the acquisition-related expenses, GAAP net income for fiscal 2016 was $18.1 million, or $1.72 per diluted share. The LIFO method of valuing inventory increased gross profit by $1.4 million for fiscal 2016, while it decreased gross profit by $0.4 million for fiscal 2015.

For the fourth quarter of fiscal 2016, the Company reported sales of $129.5 million as compared to $93.3 million for the same period a year ago. Adjusted net income for the fourth quarter of fiscal 2016 was $5.3 million, or $0.50 per diluted share, compared to net income of $3.9 million, or $0.37 per diluted share, for the fourth quarter of the prior year. Adjusted net income for the fourth quarter of fiscal 2016 excludes pre-tax expenses of $0.6 million (approximately $0.4 million after tax, or $0.04 per diluted share) related to our acquisition of Stauber during the third quarter of fiscal 2016. Including the after-tax impact of the acquisition-related expenses, GAAP net income for the fourth quarter of fiscal 2016 was $4.9 million, or $0.46 per diluted share.

“Fiscal 2016 was a transformational year for our company as we completed the largest acquisition in our history in late December,” said Patrick Hawkins, Chief Executive Officer and President. "The Stauber Performance Ingredients acquisition provides us with a new reporting segment and has accelerated our growth through sales into the nutraceutical market and, importantly, added to our bottom line. Excluding the costs of the acquisition, this new Health and Nutrition segment generated operating income of $2.5 million in our fourth quarter. As we continue to work more closely with the Stauber team, it continues to be apparent how well our organizations are aligned in terms of focus on excellent customer service and high quality products. We plan to add resources to the Stauber team so that we can continue these offerings and to support growth.”

“While all of our segments benefitted from an extra week in the fourth quarter of fiscal 2016, we are particularly pleased with the growth we experienced in our Industrial segment. Gross profit in this segment grew 13% from 2015 due to higher volumes of specialized products that more than offset lower sales of bulk commodity products,” Mr. Hawkins continued. “Many commodity markets we serve continue to face heightened competition, reducing margins on these products that already carry lower per-unit margins. In addition, our Industrial and Water Treatment segments continue to be negatively impacted by lower product volumes sold into the oil and gas industry. In Water Treatment, our expansion into the Florida market was the main driver to our year-over-year improvement. As we have stated for the last few quarters, we have been proactively adding sales and support resources in both segments driving an increase in our SG&A spending. These investments have been made for the long-term health of our business and we expect them to drive bottom-line growth as these new resources become fully integrated.”

For fiscal 2016, Industrial segment sales were $251.7 million, an increase of 1.1% from fiscal 2015 sales of $249.1 million. An overall increase in sales volumes, driven in part by the 53rd week in the current year, along with a shift in product mix to more sales of products that carry higher per-unit selling prices, more than offset the impact of lower selling prices due to lower product costs and lower volumes sold on certain bulk commodity products. Water Treatment segment sales were $128.3 million for the year, an increase of 11.6% over last year’s sales of $115.0 million. Our locations acquired in fiscal 2015 and 2016 accounted for $12.6 million of the total increase in sales. Also contributing to the year-over-year increase was an overall increase in sales volumes at our other locations, driven by the 53rd week in the current year, and higher sales volumes of specialty products, partially offset by lower volumes sold and lower selling prices on certain bulk commodity products. Sales for our newly established Health and Nutrition segment were $33.9 million for the fourth quarter and current year.

Company-wide gross profit for fiscal 2016 was $80.3 million, or 19.4% of sales, compared to $65.8 million, or 18.1% of sales, for the same period of the prior year. The LIFO method of valuing inventory increased gross profit by $1.4 million for fiscal 2016, while it decreased gross profit by $0.4 million for fiscal 2015.

Gross profit for the Industrial segment was $38.0 million, or 15.1% of sales, for fiscal 2016, an increase of $4.3 million from $33.6 million, or 13.5% of sales, for fiscal 2015. We estimate the gross profit impact of the 53rd week to be approximately $1.0 million of additional gross profit. An increase in sales of specialized products that carry higher per-unit margins was partially offset by lower sales of bulk commodity products, which carry lower per-unit margins. The LIFO method of valuing inventory increased gross profit in our Industrial segment by $1.0 million in fiscal 2016, while it decreased gross profit by $0.3 million in fiscal 2015.

Gross profit for the Water Treatment segment increased $3.3 million to $35.5 million, or 27.6% of sales, for fiscal 2016, as compared to $32.2 million, or 28.0% of sales, for fiscal 2015. The increase in gross profit dollars was largely driven by profits from our locations acquired in fiscal 2015 and 2016. We estimate the gross profit impact of the 53rd week to be approximately $0.6 million of additional gross profit. In addition, product margins at many of our other locations increased year over year on increased volumes, offset somewhat by increased operating expenses. The LIFO method of valuing inventory increased gross profit by $0.4 million in fiscal 2016, while it decreased gross profit by $0.1 million in fiscal 2015.

Gross profit for our newly established Health and Nutrition segment was $6.8 million for the fourth quarter and current year. We estimate the gross profit impact of the 53rd week to be approximately $0.5 million of additional gross profit.

Company-wide SG&A expenses were $49.1 million, or 11.9% of sales, for fiscal 2016, as compared to $35.4 million, or 9.7% of sales, for fiscal 2015. Our newly established Health and Nutrition segment accounted for $7.7 million of the increase, including $3.3 million in non-recurring costs directly related to the acquisition and $0.3 million related to the 53rd week in fiscal 2016. SG&A expenses from our Water Treatment locations acquired in fiscal 2015 and 2016 accounted for $1.8 million of the increase. Other drivers of the remaining expense increase are the addition of sales personnel in both our Water Treatment and Industrial segments and added administrative positions to support our business growth needs, with an estimated $0.6 million of the increase attributable to the 53rd week in fiscal 2016.

We borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the fiscal year ended April 3, 2016 was $51.7 million compared to $45.1 million for the same period in the prior year. The increase is primarily attributable to our newly established Health and Nutrition segment.

Our effective income tax rate was 40.2% for the twelve months ended April 3, 2016 compared to an effective income tax rate of 36.9% for the twelve months ended March 29, 2015. Our fiscal 2016 tax rate was negatively impacted by income tax expense of approximately $0.5 million associated with $1.4 million of Stauber acquisition related expenditures which are not deductible for tax purposes and were recorded as discrete items during fiscal 2016. Our effective tax rate for 2016 was also negatively impacted by $0.2 million related to a preliminary audit finding by a state income tax jurisdiction covering multiple years.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended April 3, 2016			Three months ended March 29, 2015
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (1)	Income before income taxes	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$8,151	$4,859	$0.46	$6,026	$3,900	$0.37
Add impact of costs related to Stauber acquisition	635	392	0.04	—	—	—
As Adjusted	$8,786	$5,251	$0.50	$6,026	$3,900	$0.37
(1) 10,528,275 shares used in calculating diluted earnings per share
(2) 10,639,310 shares used in calculating diluted earnings per share

	Twelve months ended April 3, 2016			Twelve months ended March 29, 2015
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (3)	Income before income taxes	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	$30,366	$18,143	$1.72	$30,454	$19,214	$1.81
Add impact of costs related to Stauber acquisition	3,325	2,538	0.24	—	—	—
As Adjusted	$33,691	$20,681	$1.96	$30,454	$19,214	$1.81
(3) 10,578,042 shares used in calculating diluted earnings per share
(4) 10,633,554 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Twelve months ended
(In thousands)	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
Net Income (GAAP)	$4,859	$3,900	$18,143	$19,214
Interest expense (income), net	784	(27)	805	(38)
Income tax expense	3,292	2,125	12,223	11,240
Amortization expense	1,522	261	2,437	864
Depreciation expense	3,521	3,504	13,072	12,151
Non-cash compensation expense	429	398	1,706	1,628
Non-recurring costs, Stauber acquisition	635	—	3,325	—
Adjusted EBITDA	$15,042	$10,161	$51,711	$45,059

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2016 RESULTS
June 1, 2016

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
	(unaudited)
Sales	$129,513	$93,281	$413,976	$364,023
Cost of sales	(104,511)	(77,750)	(333,719)	(298,232)
Gross profit	25,002	15,531	80,257	65,791
Selling, general and administrative expenses	(16,067)	(9,532)	(49,086)	(35,375)
Operating income	8,935	5,999	31,171	30,416
Interest (expense) income, net	(784)	27	(805)	38
Income before income taxes	8,151	6,026	30,366	30,454
Income tax provision	(3,292)	(2,126)	(12,223)	(11,240)
Net Income	$4,859	$3,900	$18,143	$19,214

Weighted average number of shares outstanding-basic	10,478,266	10,581,129	10,524,730	10,568,582
Weighted average number of shares outstanding-diluted	10,528,275	10,639,310	10,578,042	10,633,554

Basic earnings per share	$0.46	$0.37	$1.72	$1.82
Diluted earnings per share	$0.46	$0.37	$1.72	$1.81